Exhibit 10.1

NON-SOLICITATION/NON-ACCEPT AND

CONFIDENTIALITY AGREEMENT AND RELEASE

In consideration of the Special Stock Award granted to me by Boston Private Financial Holdings, (the “Company” which for purposes of this Agreement shall include any and all of Boston Private Financial Holdings’ wholly or partially owned subsidiaries) pursuant to the Boston Private Financial Holdings, Inc. 2004 Stock Option and Incentive Plan, (the “Plan”), which is attached hereto, I hereby agree as follows:

1. During the term of my employment and thereafter, I agree to keep secret and retain in strictest confidence, and will not disclose, without the prior written consent of the Company, any Confidential Information. I understand that the term “Confidential Information” includes, but is not limited to, any information relating to the business or affairs of the Company including but not limited to financial statements, business plans, personnel, operations, technology, customer lists and identities, potential customers, employees, servicing methods, strategies, analyses, profit margins or other proprietary information in connection with the Company; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on my part. I further agree and acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

2. During the term of my employment with the Company, and for a period ending on the second anniversary of the effective date of my termination of employment with the Company, I will not directly or indirectly:

(a) solicit or accept for employment or employ any person then, or within the prior six (6) months, employed by the Company, or request, influence or advise any person who is employed by or is in the service of the Company to leave such employment or service of the Company; or

(b) influence or advise any business that is or may be competitive with the business of the Company to employ or otherwise engage the services of any person who is employed by or is in the service of the Company; or

(c) solicit or accept any customer of the Company or request, induce or advise any customer of the Company to withdraw, curtail, diminish, terminate or cancel their business with the Company.

For purposes of this Agreement, I understand and acknowledge that a business is or may be “competitive” with the Company if such business is engaged in banking, investment management, financial planning, trust administration or other related financial services.

I hereby acknowledge the necessity of the protection provided to the Company under this Agreement. I have carefully considered the nature and scope of such protection. The Company and I hereby agree that the unique nature of the business of the Company requires the protection specified in this Agreement. The consideration provided for in this Agreement and in the Awards is sufficient and adequate to compensate me for agreeing to the restrictions contained herein. I acknowledge that I can continue to actively pursue my career and earn sufficient compensation without breaching any of the foregoing restrictions. The period of this Agreement is expressly represented and agreed to be fair, reasonable and necessary.

3. I hereby acknowledge that upon my breach of any of the covenants contained in this Agreement, the Company will suffer irreparable damages for which the remedy at law will be inadequate, and that an injunction may be entered against me by any court having jurisdiction, restraining me from breaching any of the provisions of this agreement or continuing the breach of any such provisions. Resort to such equitable relief, however, shall not be construed to be a waiver by the Company of any other rights or remedies that they may have damages or otherwise.

4. I recognize that during my employment with the Company I will be required to comply with all reasonable rules and regulations relating to such employment as may from time to time be promulgated by the Company. It is my understanding that the Company may terminate my employment by it at any time, with or without cause. Subject to the terms and conditions set forth in: (i) the Plan and any Awards granted to me thereunder, (ii) the restricted stock agreement, and (iii) any written offers containing terms of employment, this Agreement contains the entire understanding and agreement between the parties and cannot be amended, modified or supplemented in any respect, except as permitted under the Plan or by a subsequent written agreement entered into by both parties. I acknowledge that this Agreement and my receipt of Awards under the Plan extinguishes all commitments or obligations of the Company whether or not in writing, which may have been made to me regarding receipt of or participation in long-term incentive compensation awards in or by the Company.

5. This Agreement is binding upon and will inure to the benefit of any successor to the Company whether by way of a merger, purchase, consolidation or otherwise but only to the extent the successor to the Company continues to maintain the Plan.

6. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Massachusetts without regard to conflict of law provisions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date shown below.

J.H. Cromarty EMPLOYEE	Timothy L. Vaill FOR THE COMPANY

/s/ J.H. Cromarty Signature	/s/ Timothy L. Vaill Signature

DATE: March 1, 2005

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